Exhibit 4.32

September 3, 2009

Gold Fields Australasia (BVI) Limited

Falcon Cliff

Palace Road

Douglas

Isle of Man IM2 4LB

Copy to: Mr J Pauley

Schipholweg 66A

Leiden

2316XE

Attention: Mr. Colin Bird,

We understand that you hold 27,824,654 common shares of Eldorado Gold Corporation. We are pleased to submit this offer to purchase these shares subject to the terms and conditions set out in the attached term sheet. If you accept these terms please sign the letter where indicated below and return a copy thereof to Mr. Craig King (via email at craig.king@nbfinancial.com at 416-869-1010) whereupon this letter shall become binding agreement between us.

Yours sincerely,

NATIONAL BANK FINANCIAL Inc.

By:

Mr. Craig King
Director, Equity Capital Markets

We agree with the foregoing and accept your offer this 3rd day of September, 2009.

GOLD FIELDS AUSTRALASIA (BVI) LIMITED

By:

Mr Colin Bird

Private and Confidential

ELDORADO GOLD CORPORATION

Block Trade of Common Shares

Term Sheet

Issuer:	Eldorado Gold Corporation (“Eldorado” or the “Company”).

Selling Shareholder:	Gold Fields Australasia (BVI) Limited (“Gold Fields”).

Offer:	Offer to acquire 27,824,654 common shares (the “Shares”) of Eldorado being sold by Gold Fields.

Price:	C$11.61 per Share.

Amount:	$323,044,232.94.

Listing:	The Shares are listed on the Toronto Stock Exchange (TSX: ELD) and the NYSE-Amex Exchange (NYSE-A: EGO).

Offer Basis:	This offer is open for acceptance until 9:15 am (EST) or 3:15 pm (Johannesburg time).

Representation:	Gold Fields represents and warrants to National Bank Financial Inc. that it is the legal and beneficial owner of the Shares and the Shares will be sold free and clear of all liens, encumbrances, security interests and escrow requirements and are not subject to any hold period under Canadian securities laws or stock exchange rules.

Trade Date:	September 3, 2009.

Settlement:	Gold Fields will deliver to National Bank Financial Inc. the shares in physical form by the Settlement Date against payment by National Bank Financial Inc. of the Amount. If necessary Gold Fields will open an account with National Bank Financial Inc. to facilitate settlement of the offering

Settlement Date:	September 9, 2009.